Exhibit 99.1

Click Commerce Receives Favorable Determination from Nasdaq Listing Qualifications Panel

CHICAGO, November 14 — Click Commerce, Inc. (Nasdaq: CKCM - News), a leading provider of eBusiness software and services solutions for the Global 2000, today announced that a Nasdaq Listing Qualifications Panel has found that “the company presented a definitive plan that will enable it to achieve and sustain compliance with all requirements for continued listing on The Nasdaq National Market within a reasonable period of time and to sustain compliance with those requirements over the long term.”  As a result, the Panel granted the company an exception, subject to certain conditions discussed below, that will continue the company’s listing on the Nasdaq National Market.

The company’s plan was initially presented at an oral hearing before the Panel on October 16, 2003 and later supplemented.  The plan included the previously announced October 23rd exercise of 200,000 stock options by Michael W. Ferro, Jr., Chairman and CEO of the Company.  The company’s plan also included a commitment from Mr. Ferro to exercise an additional 200,000 stock options before December 31, 2003, if necessary to sustain the company’s compliance with the shareholders’ equity requirement.

“We are gratified that the Listing Panel recognizes our solid financial performance and my personal commitment to the long-term success of the company” said Mr. Ferro.  “The progress that Click Commerce has made in terms of profitability and shareholders’ equity demonstrates the company’s dedication to our customers and shareholders, and our commitment to continued listing on the Nasdaq National Market.  We are confident of our ability to satisfy the Nasdaq National Market listing requirements, while continuing to focus on providing high-value, high-return solutions for our customers.”

The Panel’s decision is subject to certain conditions, including that the company file the attached pro forma balance sheet with the Securities and Exchange Commission and Nasdaq as an exhibit to a Form 8-K on or before November 14, 2003 and that the company’s Form 10-K for the year ending December 31, 2003 evidence shareholders’ equity of at least $10 million and be filed with the SEC and Nasdaq on or before March 31, 2004.  The Panel reserved the right to reconsider the company’s exception based on future events that might make the company’s continued listing inadvisable and to modify or terminate this exception upon review of the company’s reported financial results.   While the company currently anticipates that it will be able to satisfy all listing requirements for the Nasdaq National Market as of December 31, 2003, there can be no assurance that future events or circumstances would not prevent such compliance.

About Click Commerce, Inc.

Click Commerce (Nasdaq: CKCM - News) provides the Allegis eBusiness Suite, a configurable software solution that enables global corporations to gain competitive advantage through improved relationships and operational efficiencies within their distribution channels through online commerce, channel management, and partner relationship management. Corporations such as Microsoft, Delphi, Black & Decker, York, Emerson, Samsung, BellSouth, Kawasaki, FedEx, Tellabs, and Volvo have transformed their channel relationships using the Click Commerce software.

Founded in 1996, Click Commerce leverages more than seven years of channel management expertise to enable global enterprises to significantly increase brand loyalty, customer satisfaction and financial performance. The company’s software is used by corporations in more than 70 countries and 15 languages. More information can be found at www.clickcommerce.com.

Forward-Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended: Statements in this press release that are not historical facts and refer to the company’s future prospects are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by words such as “expect, anticipate, intend, believe, hope, assume, estimate” and other similar words and expressions. The statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward- looking statements as a result of various factors, including but not limited to, the ability of Click Commerce to consummate strategic acquisitions, the extent of customer acceptance and utilization of Click Commerce’s Partner Relationship Management solutions, the impact of competitive products and services, the ability to develop new and enhanced versions of its products and services, the effect of economic and business conditions, the volume and timing of customer contracts, capital and intellectual property spending of Click Commerce’s target customers, changes in technology, deployment delays or errors associated with the company’s products and the company’s ability to protect its intellectual property rights. For a discussion of these and other risk factors that could affect Click Commerce’s business, see “Risk Factors” in Click Commerce’s annual report on Form 10-K for the year ended December 31, 2002, which is on file with the Securities and Exchange Commission.  Click Commerce® is a registered trademark of Click Commerce, Inc. The Allegis eBusiness Suite is a trademark of Click Commerce, Inc. All other company and product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

Media:
Nellie Greely
Click Commerce, Inc.
(415) 551-0630
nellie.greely@clickcommerce.com

Investor:
Michael W. Nelson
Click Commerce, Inc.
(312) 377-3887
michael.nelson@clickcommerce.com